News Release Contact: Investors Media Ankur Vyas Mike McCoy (404) 827-6714 (404) 588-7230 For Immediate Release June 28, 2018 SunTrust to Increase Quarterly Common Stock Dividend and Share Repurchase Program ATLANTA -- SunTrust Banks, Inc. (NYSE: STI and the “Company”) announced today that the Federal Reserve Board has completed its review of the Company’s capital plan submitted in connection with the 2018 Comprehensive Capital Analysis and Review (CCAR) and has no objections to the Company’s planned capital actions. The capital actions, subject to the approval of SunTrust’s Board of Directors and anticipated to cover four quarters, include: • A 25% increase in the quarterly common stock dividend from $0.40 per share to $0.50 per share, beginning in the third quarter of 2018; • Authorization to repurchase $2.0 billion of outstanding common stock between July 1, 2018 and June 30, 2019 (a 52% increase compared to the previous authorization); • Maintaining dividend payments on the Company’s preferred stock. “This represents the seventh consecutive year in which our owners will benefit from an increase in capital returns. The 39% increase in total capital returns is enabled by our strong capital position, improved risk profile, and continued growth in earnings,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “This performance, coupled with the momentum we have in growing revenue and improving profitability, continues to generate long-term value for our owners, teammates, clients, and communities.” About SunTrust Banks, Inc. SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well- Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of March 31, 2018, SunTrust had total assets of $205 billion and total deposits of $162 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.